Exhibit 15.1

April 22, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Shinhan Financial Group Co., Ltd. and, under the date of April 22, 2026, we reported on the consolidated financial statements of Shinhan Financial Group Co., Ltd. as of and for the years ended December 31, 2025, 2024 and 2023 and the effectiveness of internal control over financial reporting as of December 31, 2025. On April 22, 2026, we resigned.

We have read Shinhan Financial Group Co., Ltd.’s statements included under Item 16F of its Form 20-F dated April 22, 2026, and we agree with such statements.

Very truly yours,

/s/ KPMG Samjong Accounting Corp.